As filed with the Securities and Exchange Commission on November 14, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PDI, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2919486
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Morris Corporate Center I, Building A 300 Interpace Parkway, Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan
(Full title of the plan)

Nancy Lurker
Chief Executive Officer
Morris Corporate Center I, Building A
300 Interpace Parkway, Parsippany, NJ 07054
(Name and address of agent for service)

(862) 207-7800
(Telephone number, including area code, of agent for service)

Copy to:
Steven J. Abrams, Esq.
Pepper Hamilton LLP
3000 Two Logan Square — 18th and Arch Streets
Philadelphia, Pennsylvania 19103-2799
Telephone: (215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,030,694	$6.935	$ 21,017,863	$2,408.65

(1)
Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover hereby any additional securities that may hereinafter become issuable under the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan by reason of stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated pursuant to rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low prices of the registrant’s common stock as reported on The Nasdaq Stock Market LLC on November 10, 2011.  The average price used in this calculation was $6.935.

Part I
Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

PDI, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to PDI, Inc., Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, NJ 07054, Attention: Patrick Kane; telephone number (862) 207-7800.

Part II
Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 23, 2011;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Commission on November 10, 2011; the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 10, 2011; and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 6, 2011;

(c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on October 10, 2011, September 1, 2011, August 1, 2011, June 1, 2011, May 13, 2011, April 20, 2011, April 4, 2011, March 18, 2011, March 1, 2011, February 28, 2011, February 3, 2011, January 19, 2011 and January 12, 2011; and

(d)           The description of the Registrant’s common stock, par value $0.01 per share contained in the Registrant’s Form 8-A, filed with the Commission on May 13, 1998, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers, directors and certain other persons to the extent and under the circumstances set forth therein.

The Registrant’s amended and restated certificate of incorporation and bylaws limit the liability of directors of the Registrant to the Registrant or its shareholders to the fullest extent permitted by Delaware law and may indemnify its officers and employees to such extent, except that the Registrant will not be obligated to indemnify any such person for claims brought voluntarily and not by way of defense, or for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant.  It otherwise provides mandatory indemnification rights to any officer or director of the Registrant who, by reason of the fact that he or she is an officer or director of the Registrant, is involved in a legal proceeding of any nature.  Such indemnification rights include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the General Corporation Law of Delaware.

In addition, the Registrant’s amended and restated certificate of incorporation provides that a director of the Registrant shall not personally be liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which are intentional misconduct or a knowing violation of law; (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of any other lawfully available funds; or (iv) for any transaction from which the director derives an improper benefit.

The Registrant has entered into indemnification agreements with each of its directors and executive officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this registration statement:

4.1	PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan

5.1	Opinion of Rhonda De Stefano, Esq., Vice President, Associate General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Rhonda De Stefano, Esq., Vice President, Associate General Counsel and Corporate Secretary of the Registrant (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto)

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on November 10, 2011.

PDI, Inc. By: /s/ Nancy S. Lurker Name: Nancy S. Lurker Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Nancy S. Lurker and Jeffrey E. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gerald Belle	Chairman of the Board of Directors	November 10, 2011
Gerald Belle

/s/ Nancy Lurker	Chief Executive Officer and Director	November 10, 2011
Nancy Lurker	(Principal Executive Officer)

/s/ Jeffrey E. Smith	Chief Financial Officer and Treasurer	November 10, 2011
Jeffrey E. Smith	(Principal Accounting and Financial Officer)

/s/ Frank Ryan	Director	November 10, 2011
Frank Ryan

/s/ John Federspiel	Director	November 10, 2011
John Federspiel

/s/ Stephen J. Sullivan	Director	November 10, 2011
Stephen J. Sullivan

/s/ Jack E. Stover	Director	November 10, 2011
Jack E. Stover

/s/ Veronica Lubatkin	Director	November 10, 2011
Veronica Lubatkin

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan

5.1	Opinion of Rhonda De Stefano, Esq., Vice President, Associate General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.3	Consent of Rhonda De Stefano, Esq., Vice President, Associate General Counsel and Corporate Secretary of the Registrant (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto)